FOURTH AMENDMENT TO RIGHTS AGREEMENT


      FOURTH AMENDMENT TO RIGHTS AGREEMENT, made as of April 15, 1998 between Imo Industries Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

                          W I T N E S S E T H:

      WHEREAS, on April 30, 1997, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock, par value $1.00 per share, of the Company outstanding at the close of business on the Record Date, May 4, 1997, and has authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date and the Distribution Date, each Right initially representing the right to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock of the Company (the "Rights"); and

      WHEREAS, on April 30, 1997, the Company and the Rights Agent entered into a Rights Agreement to set forth certain terms and conditions with respect to the grant of the Rights; on June 25, 1997, the Company and the Rights Agent entered into an Amendment to Rights Agreement to amend Section 3(a) and Section 11(a)(ii)(B) thereof; on July 25, 1997, the Company and the Rights Agent entered into a Second Amendment to Rights Agreement to further amend Section 3(a) thereof; and on August 21, 1997, the Company and the Rights Agent entered into a Third Amendment to Rights Agreement to amend Section 1(a), Section 3(a), Section 7(a), and Section 13 thereof (such Rights Agreement, as so amended, is hereinafter referred to as the "Agreement"); and

      WHEREAS, pursuant to Section 26 of the Agreement, the Company has the right to amend the Agreement, and the Board of Directors of the Company has approved certain amendments to the Agreement, to provide as set forth in this Fourth Amendment.

      NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


      1. Defined Terms. Each capitalized term used in this Fourth Amendment and not otherwise defined shall have the meaning assigned to it in the Agreement, unless the context clearly indicates to the contrary.

      2. Amendment to Section 1(a). Section 1(a) of the Agreement is amended and restated so as to provide in its entirety as follows:

      " (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding anything in this Agreement to the contrary, neither II Acquisition Corp. ("II Acquisition"), any subsidiary of II Acquisition that is established to effect the Merger (as defined in this Section 1(a)) (any such subsidiary being referred to herein as "Merger Sub"), nor any Affiliate or Associate of II Acquisition or Merger Sub shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events") contemplated by, the Share Purchase Agreement, dated as of July 25, 1997, as the same may be amended from time to time, by and among II Acquisition and the Company (the "Acquisition Agreement"), pursuant to which II Acquisition is offering to acquire all outstanding shares of Common Stock of the Company. "Permitted Events" shall include, without limitation, (i) consummation of the Offer (as defined in the Acquisition Agreement), (ii) contribution by II Acquisition to Merger Sub of Common Stock, and (iii) consummation of any merger (a "Merger") that is contemplated by Section 1.03 of the Acquisition Agreement."

      3.  Amendment  to  Section  11(a)(ii)(B).   Section  11(a)(ii)(B)  of  the
Agreement is amended and restated so as to provide in its entirety as follows:


      "(B) any Person (other than the Company; any Subsidiary of the Company; any employee benefit plan of the Company or of any Subsidiary of the Company; any Person or entity organized, appointed or established by the Company for or pursuant to any such plan; and Merger Sub (as defined in
      Section 1(a) hereof)), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, unless the event causing the 15% threshhold to be crossed (1) is a transaction set forth in Section 13(a) hereof or (2) is an acquisition of shares of Common Stock pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (x) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (y) otherwise in the best interests of the Company and its stockholders, provided, however, that the exception under this clause
      (2) of this Section 11(a)(ii)(B) shall cease to apply with respect to a tender offer or exchange offer that has been determined by at least a majority of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, to be fair to stockholders or otherwise in the best interests of the Company and its stockholders if such determination is subsequently withdrawn, in which event such Person shall be deemed to have crossed the 15% threshhold on the date of the withdrawal of such determination, or".

      4. Effect of Amendment. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with the terms thereof except to the extent amended, modified, deleted or revised herein.

      5. Counterparts. This Amendment may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.


      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


Attest:



By: /s/ Joseph O. Bunting, III
        Joseph O. Bunting, III
        Vice President and Secretary

IMO INDUSTRIES INC.



By: /s/ John A. Young
        John A. Young
        Vice President, Treasurer, Chief Financial Officer,
         and Assistant Secretary



Attest:



By:  /s/ Ralph Persico
         Ralph Persico
         Customer Service Officer

FIRST CHICAGO TRUST COMPANY
OF NEW YORK


By: /s/  John C. Bambach
         John C. Bambach
         Vice President